Exhibit 99.1

Rafael Holdings Reports First Quarter Fiscal 2022 Financial and Operating Results

NEWARK, NJ – December 15, 2021 (GLOBE NEWSWIRE) - Rafael Holdings, Inc., (NYSE: RFL), an early-stage cancer and immune metabolism therapeutics company, today reported its financial results for the first quarter of its 2022 fiscal year, the three months ended October 31, 2021. We have made significant progress in aligning our leadership team and capabilities, with Ameet Mallik set to transition his Chief Executive Officer responsibilities to Chairman, Howard Jonas, as of February 1, 2022, Patrick Fabbio assuming the position of President, in addition to continuing as Chief Financial Officer, and Dr. Mimi Huizinga assuming the position of Head of Research and Development in addition to continuing as Chief Medical Officer. We are well funded to advance our early-stage research and development programs in collaboration with world class scientific advisors.

Our research platform seeks to unlock the benefits of cancer therapy by both sensitizing cancer cells through targeting tumor metabolism and stimulating the immune system.  Rafael Holdings has partnered with key thought leaders to identify novel targets and mechanisms for killing tumor cells and restoring T-cell function and is expanding its scientific team to rapidly advance these targets through discovery and develop transformational medicines that will benefit patients.

“We are fortunate to have attracted a team of high caliber experienced senior pharmaceutical executives to lead R&D and the critical operational functions of the company. Our early-stage pipeline is backed by world class scientific advisors, and we believe has great potential to improve and extend the lives of patients,” said Ameet Mallik, CEO of Rafael Holdings. “I have tremendous confidence in Howard, Pat and Mimi’s ability to move the company forward as we focus on the development of novel cancer and immune metabolism therapeutics.”

Rafael Holdings, Inc. First Quarter Fiscal Year 2022 Financial Results

As of October 31, 2021, the company had cash, and cash equivalents of approximately $72.4 million, and a balance in Investments – Hedge Funds valued at approximately $5.5 million. Following the announcement on October 28, 2021, of the disappointing results of Rafael Pharmaceuticals’ two Phase 3 clinical trials for CPI-613® (devimistat) in metastatic pancreatic cancer and relapsed or refractory acute myeloid leukemia, the company believes that the likelihood of its further development and prospects are uncertain, and has therefore, fully impaired the value of its loans, receivables, and investment in Rafael Pharmaceuticals.

For the three months ended October 31, 2021, the company incurred a net loss of approximately $129.4 million, a loss of $6.49 per share, which includes an impairment of cost method investment and losses from loans and receivables from Rafael Pharmaceuticals totaling $114.4 million and approximately $7.9 million in non-cash stock-based compensation. For the same period in the prior year, the company incurred a net loss of approximately $1.5 million, or a loss of $0.09 per share, which included approximately $0.2 million in non-cash stock-based compensation.

Revenues for the first quarter of fiscal 2022 amounted to approximately $1.0 million, compared to revenues of approximately $1.1 million in the first quarter of fiscal 2021.

Research and development expenses were approximately $2.2 million for the three months ended October 31, 2021. For the same period in the prior year, R&D expenses were approximately $0.5 million.

Selling, general and administrative (SG&A) expenses were approximately $12.9 million for the three months ended October 31, 2021, which includes $7.9 million in non-cash stock-based compensation expense. For the same period in the prior year, SG&A expenses were approximately $2.6 million. The increase was primarily driven by an increase in non-cash stock-based compensation expense, increased payroll expense, as well as an increase in legal and professional fees.

About Rafael Holdings, Inc.

Rafael Holdings is focused on the development of novel cancer and immune metabolism therapeutics. The company owns the Barer Institute, Inc. and is a significant investor in two clinical stage oncology companies, Rafael Pharmaceuticals, Inc., and LipoMedix Pharmaceuticals Ltd. Through the Barer Institute, the company is developing a pipeline of compounds focused on the regulation of cancer and immune metabolism. On June 21, 2021, the company announced that it had entered into a merger agreement to acquire full ownership of Rafael Pharmaceuticals, Inc. For more information, visit www.rafaelholdings.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the impact of public health threats, including COVID-19, on our business and operations; we depend heavily on the success of Rafael Pharmaceuticals and the future success of its lead product candidate devimistat (CPI-613®), and clinical trials of the product candidate may not be successful; our pharmaceutical companies may not be able to develop any medicines of commercial value; our pharmaceutical companies may not be successful in their efforts to identify or discover potential product candidates; the manufacturing and manufacturing development of our products and product candidates present technological, logistical and regulatory risks, each of which may adversely affect our potential revenue; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process; interim, topline and preliminary data may change as more patient data become available, and are subject to audit and verification procedures that could result in material changes in the final data; our product candidates may cause serious adverse side effects; ongoing regulatory obligations; effects of significant competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to attract, retain and motivate qualified personnel; the possibility of system failures or security breaches; risks relating to intellectual property and significant costs as a result of operating as a public company. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2021, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact:

Barbara Ryan

Barbara.ryan@rafaelholdings.com

(203) 274-2825

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RAFAEL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	October 31,	July 31,
	2021	2021
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$72,387	$7,854
Restricted cash	5,000	5,000
Trade accounts receivable, net of allowance for doubtful accounts of $212 and $193 at October 31, 2021 and July 31, 2021, respectively	712	235
Due from Rafael Pharmaceuticals	—	600
Prepaid expenses and other current assets	428	1,075

Total current assets	78,527	14,764

Property and equipment, net	42,885	43,238
Equity investment – RP Finance	—	575
Due from RP Finance LLC	—	7,500
Investments – Rafael Pharmaceuticals	—	79,141
Investments – Other Pharmaceuticals	477	477
Investments – Hedge Funds	5,479	5,268
In-process research and development and patents	1,575	1,575
Other assets	1,463	1,517

TOTAL ASSETS	$130,406	$154,055

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Trade accounts payable	$1,145	$1,160
Accrued expenses	1,292	1,227
Due to related parties	52	136
Notes payable, net of debt issuance costs	14,653	14,528
Other current liabilities	121	252
Total current liabilities	17,263	17,303

Other liabilities	81	48
TOTAL LIABILITIES	17,344	17,351

COMMITMENTS AND CONTINGENCIES

EQUITY

Class A common stock, $0.01 par value; 35,000,000 shares authorized, 787,163 shares issued and outstanding as of October 31, 2021 and July 31, 2021, respectively	8	8
Class B common stock, $0.01 par value; 200,000,000 shares authorized, 19,896,066 issued and 19,882,219 outstanding as of October 31, 2021, and 16,947,066 issued and 16,936,864 outstanding as of July 31, 2021	198	169
Additional paid-in capital	264,867	159,136
Accumulated deficit	(170,118)	(40,799)
Accumulated other comprehensive income related to foreign currency translation adjustment	3,781	3,772
Total equity attributable to Rafael Holdings, Inc.	98,736	122,286
Noncontrolling interests	14,326	14,418
TOTAL EQUITY	113,062	136,704

TOTAL LIABILITIES AND EQUITY	$130,406	$154,055

RAFAEL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	(unaudited)
	For the three months ended
	10/31/2021	10/31/2020
Revenues	$1,026	$1,053

SG&A Expenses	12,892	2,592
R&D Expenses	2,153	515
Depreciation and amortization	382	437
Provision for loss on receivable pursuant to line of credit	25,000	—
Provision for losses on related party receivables	10,283	—
Operating Loss	(49,684)	(2,491)
Impairment of cost method investment - Rafael Pharmaceuticals	(79,141)	—
Unrealized gain on investments	211	944
Other, net	(222)	25
Loss before Incomes Taxes	(128,836)	(1,522)
Taxes	—	(5)
(Loss) earnings in equity of RP Finance	(575)	96

Net loss	(129,411)	(1,431)
Net (loss) income attributable to noncontrolling interests	(92)	15
Net loss attributable to Rafael Holdings, Inc.	$(129,319)	$(1,446)

Loss Per Share	$(6.49)	$(0.09)

Weighted average shares in calculation	19,925,140	15,822,722

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